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                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D. C.  20549


                                   FORM 11-K



 Annual Report pursuant to Section 15(d) of the Securities Exchange Act of 1934.

                For the fiscal year ended   DECEMBER 31, 1993
                        Commission file number 33-7937





                  RETIREMENT SAVINGS PLAN FOR EMPLOYEES OF THE
                           DEPOSIT GUARANTY CORP. AND
                   PARTICIPATING SUBSIDIARIES AND AFFILIATES





                             DEPOSIT GUARANTY CORP.
                    210 EAST  CAPITOL STREET, P. O. BOX 730
                               JACKSON, MS  39205





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                                   SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Administrative Committee for the Plan has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.



                                       RETIREMENT SAVINGS PLAN FOR EMPLOYEES
                                       OF THE DEPOSIT GUARANTY CORP. AND
                                       PARTICIPATING SUBSIDIARIES AND AFFILIATES




Date:     March 28, 1994               BY: /s/ARLEN L. MCDONALD
                                           Arlen L. McDonald
                                           Member of the Administrative
                                           Committee
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                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Deposit Guaranty Corp.:


We consent to incorporation by reference in the registration statement (No. 33-7937) on Form S-8 of Deposit Guaranty Corp. of our report dated March 15, 1994, relating to the following financial statements and related financial statement schedules of Retirement Savings Plan for Employees of the Deposit Guaranty Corp. and Participating Subsidiaries and Affiliates:


         Statements of Financial Condition as of December 31, 1993 and 1992

         Statements of Changes in Participants' Equity for the years ended December 31, 1993, 1992 and 1991

         Financial Statement Schedules:

            I.  Investments as of December 31, 1993, and 1992

           II. Allocation of Plan Assets and Participants' Equity to Investment Program as of December 31, 1993 and 1992

          III. Allocation of Changes in Participants' Equity to Investment Program for the years ended December 31, 1993, 1992 and 1991

          IV. Reportable Transactions for the years ended December 31, 1993 and 1992

Our report appears in the December 31, 1993 annual report on Form 11-K of Retirement Savings Plan for Employees of the Deposit Guaranty Corp. and Participating Subsidiaries and Affiliates.




                               KPMG Peat Marwick


Jackson Mississippi
March 28, 1994